Exhibit 4.1

SCHEDULE 2

AMENDED AND RESTATED HIGH YIELD INTERCREDITOR DEED

13 April 2004
as amended and restated on 30 December 2009

between

VIRGIN MEDIA FINANCE PLC
(FORMERLY KNOWN AS NTL CABLE PLC)
as the Issuer

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED
(FORMERLY KNOWN AS NTL INVESTMENT HOLDINGS LIMITED)
As the Borrower and High Yield Guarantor

DEUTSCHE BANK AG, LONDON BRANCH
As Facility Agent

THE BANK OF NEW YORK MELLON
(FORMERLY KNOWN AS THE BANK OF NEW YORK)
As High Yield Trustee

White & Case LLP

5 Old Broad Street

London  EC2N 1DW

1.	INTERPRETATION		1
	1.1	Terms Defined	1
	1.2	Definitions	1
	1.3	References	9
	1.4	Construction	10
2.	PRIORITIES AND SUBORDINATION		10
	2.1	Priorities and Subordination	10
	2.2	Priorities not affected	11
	2.3	Liabilities not affected	11
3.	UNDERTAKINGS		11
	3.1	Subordinated Liabilities	11
	3.2	Obligations of the Subordinated Creditors	11
	3.3	Undertakings to the Security Trustee	12
4.	PERMITTED PAYMENTS		12
	4.1	Permitted Payments prior to the Senior Discharge Date	12
	4.2	Suspension of Permitted Payments prior to the Senior Discharge Date	13
5.	TURNOVER		14
	5.1	Turnover	14
	5.2	Subrogation	15
	5.3	Failure of Trusts	15
6.	ENFORCEMENT		16
	6.1	Restrictions on Enforcement	16
	6.2	Permitted Enforcement	16
	6.3	Authorisation to Security Trustee	17
	6.4	Application of Proceeds	18
	6.5	Release of Security on Enforcement	19
	6.6	Disposals	21
	6.7	Non-cash Distributions	21
	6.8	Sums received by an Obligor	21
	6.9	Certificates	21
	6.10	Conversion of Currencies	22
	6.11	Preservation of Liabilities	22
7.	SUBORDINATION ON INSOLVENCY		22
	7.1	Subordination	22
	7.2	Filing of claims	22
	7.3	Distributions	23
	7.4	Voting	23
8.	NEW SENIOR LIABILITIES		23
	8.1	New Senior Liabilities	23
	8.2	Designated Senior Liabilities	24
9.	APPROPRIATION		24
10.	POWERS OF ATTORNEY		24
	10.1	Appointment by the Creditors	24
	10.2	Appointment by the Obligors	24
	10.3	Ratification of Acts	25
11.	COSTS AND EXPENSES		25
12.	CHANGES TO THE PARTIES		25
	12.1	Binding Nature	25
	12.2	No Assignment by Obligors	25

	12.3	Hedge Obligors	25
	12.4	Hedge Counterparties	25
	12.5	New Creditors	25
	12.6	New Parties	26
	12.7	Resignation or Removal of Senior Agent, Security Trustee or High Yield Trustee	26
13.	PROVISIONS RELATING TO OBLIGORS		26
14.	NOTICES		26
	14.1	Communication of Notices	26
	14.2	Delivery of Notices	26
15.	REMEDIES, WAIVERS & AMENDMENTS		27
	15.1	No Waiver	27
	15.2	Amendments	27
	15.3	Technical Amendments	27
	15.4	Amendments to Security Documents	27
	15.5	Amended Deed	28
16.	TERMINATION		28
17.	ENGLISH LANGUAGE		28
18.	PARTIAL INVALIDITY		28
19.	THIRD PARTY RIGHTS		28
20.	HIGH YIELD TRUSTEE		29
	20.1	Reliance on Certificates	29
	20.2	Liability	29
	20.3	High Yield Trustee Direct Claims	29
	20.4	No Action	30
	20.5	No Fiduciary Duty	30
	20.6	Provisions survive Termination	30
	20.7	Other Parties Not Affected	30
	20.8	Notices of Representative	30
21.	COUNTERPARTS		30
22.	GOVERNING LAW		30
23.	JURISDICTION		30
	23.1	Courts of England	30
	23.2	Waiver of Indemnity	31
	23.3	Service of Process	31
	23.4	Proceedings in Other Jurisdictions	31
	23.5	General Consent	31
	23.6	Waiver of Immunity	31
SCHEDULE 1 DEED OF ACCESSION			32

SCHEDULE 2 FORM OF DEFAULT NOTICE			33

SCHEDULE 3 ADDRESS FOR NOTICES			35

3

THIS INTERCREDITOR DEED is dated 13 April 2004, as amended and restated on 30 December 2009, between the following parties:

(1)                                  VIRGIN MEDIA FINANCE PLC (formerly known as NTL Cable PLC) (in its capacity as issuer of the High Yield Notes, the “Issuer”);

(2)                                  VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED (formerly known as NTL Investment Holdings Limited) (in its capacity as borrower under the Senior Facilities Agreement or any Refinancing Facilities Agreement, the “Borrower”, and in its capacity as high yield guarantor, the “Original High Yield Guarantor”);

(3)                                  DEUTSCHE BANK AG, LONDON BRANCH (in its capacity as facility agent for the Senior Lenders under the Senior Facilities Agreement and successor to Credit Suisse First Boston in such capacity, the “Original Facility Agent”);

(4)                                  DEUTSCHE BANK AG, LONDON BRANCH (in its capacity as security trustee under the Senior Facilities Agreement and successor to Credit Suisse First Boston in such capacity, the “Original Security Trustee”);

(5)                                  THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York) (in its capacity as trustee under the Original High Yield Indentures, the “Original High Yield Trustee”);

(6)                                  THE SENIOR LENDERS (as defined below);

(7)                                  THE INTERGROUP DEBTOR (as defined below); and

(8)                                  THE INTERGROUP CREDITOR (as defined below).

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Terms Defined

Terms defined in the Senior Facilities Agreement or (once the facilities made available under the Senior Facilities Agreement have been refinanced in full) any Refinancing Facilities Agreement (each as defined below) shall have the same meaning when used in this Deed unless otherwise defined herein.

1.2                               Definitions

In this Deed the following terms have the meanings given to them in this Clause.

“Additional High Yield Guarantor” means any direct or indirect subsidiary of the Issuer that grants a High Yield Guarantee and is designated by the Original High Yield Guarantor as an “Additional High Yield Guarantor” by written notice to the Senior Agent and the Security Trustee and, to the extent not already a party hereto, accedes to this Deed as an Obligor pursuant to Clause 12.6 (New Parties).

“Additional Liability” means in relation to a Liability, any liability which arises or is incurred as a result of or in connection with:

(a)                                  any deferral, extension, novation or refinancing of such Liability;

(b)                                  any claim for damages, restitution or otherwise made in connection with such Liability;

(c)                                  any claim against an Obligor resulting from a recovery by such Obligor or any other person of a payment or discharge in respect of such Liability on the grounds of preference or otherwise; or

(d)                                  any amount (such as post-insolvency interest) which would be included in any of the foregoing but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Bank Group Default” means any Event of Default (as defined in the Senior Facilities Agreement or any Refinancing Facilities Agreement).

“Closing Transactions” means:

(a)                                  the giving of a guarantee by an Obligor to, or for the benefit of, any Secured Creditor under or pursuant to the Senior Facilities Agreement by way of accession thereto;

(b)                                  the giving of security by an Obligor to, or for the benefit of, any Secured Creditor pursuant to the Security Documents; and

(c)                                  the giving of the High Yield Guarantee or any guarantee of the High Yield Notes by any holding company of the Issuer.

“Creditors” means the Senior Finance Parties and the Subordinated Creditors and any person that becomes party to this Deed in any such capacity pursuant to Clause 12 (Changes to the Parties).

“Deed of Accession” means a Deed of Accession substantially in the form set out in Schedule 1 (Deed of Accession) or in such other form as the Senior Agent and the Borrower shall agree.

“Default Notice” means a written notice substantially in the form set out in Schedule 2 (Form of Default Notice).

“Designated Senior Default” means any event of default in respect of Designated Senior Liabilities.

“Designated Senior Liabilities” means all liabilities of the Obligors (or any of them) which have been designated as such by the Borrower in accordance with Clause 8.2 (Designated Senior Liabilities).

“Enforcement Action” has the meaning given to it in Clause 6.3 (Authorisation to Security Trustee).

“Fees” means any fees, expenses, costs or commissions payable to any of the Senior Finance Parties by any Obligor under or pursuant to any one or more of the Senior Finance Documents.

“Final Discharge Date” means the later of the Senior Discharge Date and the High Yield Discharge Date.

“Hedge Counterparty” means each party to a Hedging Agreement which:

(a)                                  was a Senior Lender (or Affiliate thereof) on the date such Hedging Agreement was entered into or was another bank or financial institution acceptable to the Borrower and the Facility Agent on the date such Hedging Agreement was entered into; and

(b)                                  accedes to this Deed in accordance with the provisions of Clause 12 (Changes to the Parties),

and “Hedge Counterparties” means all such parties.

“Hedge Obligor” means any member of the Bank Group that has entered into a Hedging Agreement.

“Hedging Agreement” means a Hedging Agreement (as defined in the Senior Facilities Agreement or any Refinancing Facilities Agreement) entered into in accordance with the requirements of Clause 24.10 (Hedging) of the Senior Facilities Agreement or any corresponding provision of any Refinancing Facilities Agreement and in respect of which the obligations assumed by the Hedge Obligor party thereto are the subject of Security.

“Hedging Finance Documents” means each Hedging Agreement entered into between a Hedge Counterparty and a Hedge Obligor and the Security Documents.

“Hedging Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of any Hedge Obligor to any Hedge Counterparty under or in connection with the Hedging Finance Documents together with any related Additional Liabilities owed to any Hedge Counterparty and together also with all costs, charges and expenses incurred by any Hedge Counterparty in connection with the protection, preservation or enforcement of its rights under the Hedging Finance Documents.

“High Yield Creditor” means each of the High Yield Noteholders and any successor thereto and any permitted assigns, transferees or substitutes thereof or therefor and includes any person to whom any High Yield Debt may be payable or owing (whether or not matured) from time to time.

“High Yield Debt” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Issuer and any High Yield Guarantor or any of them to the High Yield Creditors (or any High Yield Trustee on behalf of the High Yield Creditors) or any of them under any or all of the High Yield Finance Documents together with any related Additional Liabilities owed to the High Yield Creditors and together also with all costs, charges and expenses incurred by any High Yield Creditor in connection with the protection, preservation or enforcement of its rights under any High Yield Finance Documents. The High Yield Trustee Direct Claims shall not constitute or be included as High Yield Debt for the purposes of this Deed.

“High Yield Discharge Date” means the date on which all High Yield Debt has been defeased in accordance with the terms of the High Yield Finance Documents and unconditionally and irrevocably discharged in full and each of the High Yield Notes has been terminated or cancelled and the obligations assumed under all High Yield Guarantees have been irrevocably released and discharged, in each case, in accordance with the High Yield Finance Documents and provided that for these purposes, regard shall not be had to any unclaimed indemnities, tax gross-ups or other similar amounts.

“High Yield Finance Documents” means any High Yield Notes, any High Yield Guarantee, any High Yield Indenture and all other documents evidencing the terms of the High Yield Notes, this Deed and any other agreement or document that may be entered into or executed pursuant thereto or in connection therewith.

“High Yield Guarantee” means any unsecured subordinated guarantee of any High Yield Notes, executed by any High Yield Guarantor and granted to and for the benefit of any High Yield Trustee (for the benefit of High Yield Noteholders and not for itself) and the High Yield Noteholders.  No High Yield Guarantee shall guarantee the payment of any fees, expenses or indemnities for the benefit of the High Yield Trustee.

“High Yield Guarantee Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of any High Yield Guarantor to any High Yield Creditors pursuant to any High Yield Guarantee together with any related Additional Liabilities owed to any High Yield Creditors pursuant to any High Yield Guarantee and together also with all costs, charges and expenses incurred by any High Yield Creditors in connection with the protection, preservation or enforcement of the rights of such High Yield Creditors under the High Yield Finance Documents.

“High Yield Guarantor” means the Original High Yield Guarantor and any Additional High Yield Guarantor.

“High Yield Indentures” means the Original High Yield Indentures and any other note indenture and/or other instrument pursuant to which any High Yield Notes are issued.

“High Yield Noteholders” means the beneficial owners of any High Yield Notes but not including any holder of any High Yield Notes acting solely as common depository or nominee for any clearing system through which interests in such High Yield Notes are held.

“High Yield Notes” means the notes issued under the Original High Yield Indentures and any other unsecured notes issued by the Issuer or any other member of the Group and guaranteed by any High Yield Guarantor and designated as High Yield Notes under this Deed by written notice to the Senior Agent and the Security Trustee by the Issuer.

“High Yield Trustee” means the Original High Yield Trustee in its capacity as trustee under the High Yield Indentures or its successor from time to time and/or any other trustee acting as trustee under any High Yield Indentures, in each case having become party to this Deed pursuant to Clause 12.6 (New Parties).

“High Yield Trustee Amounts” means all amounts incurred by and/or payable to any High Yield Trustee personally and for its own account, by way of costs, charges, expenses or by way of indemnity and remuneration pursuant to the High Yield Trustee Direct Claims or any High Yield Finance Document (but excluding (i) any payment in relation to any unpaid costs and expenses incurred in respect of any litigation by or on behalf of any High Yield Trustee or any High Yield Creditors against any of the Senior Finance Parties and (ii) any payment made directly or indirectly on or in respect of any amounts owing under any High Yield Notes (including principal, interest, premium or any other amounts) to any of the High Yield Noteholders).

“High Yield Trustee Direct Claims” means all claims of any High Yield Trustee payable by any High Yield Guarantor in respect of all amounts payable to it by way of costs, charges or expenses or by way of indemnity and remuneration pursuant to Section 7.07 of each of the Original High Yield Indentures or any comparable claims of any High Yield Trustee payable by any High Yield Guarantor in respect of all amounts payable to it by way of costs, charges or expenses or by way of indemnity and remuneration pursuant to any corresponding provisions in any other High Yield Indenture in relation to which such High Yield Trustee is trustee.

“Insolvency Event” means any event whereby:

(a)                                  any Obligor makes a general assignment for the benefit of or a composition with its creditors generally or a general moratorium is declared in respect of the Indebtedness of such Obligor;

(b)                                 an order is made for the winding-up, dissolution or administration of an Obligor or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets; or

(c)                                  any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in paragraphs (a) and (b) above.

“Instructing Group” means the Instructing Group (as defined in the Senior Facilities Agreement or any Refinancing Facilities Agreement).

“Intergroup Creditor” means the Issuer.

“Intergroup Debtor” means the Borrower and any Additional High Yield Guarantor.

“Intergroup Default” means any acceleration of, or any demand for repayment of any Intergroup Liabilities by the Intergroup Creditor (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) save where any such demand is solely made to effect a Permitted Payment.

“Intergroup Liabilities” means all present and future obligations constituted by Financial Indebtedness owed by any Intergroup Debtor to the Intergroup Creditor, together with any related Additional Liabilities owed to the Intergroup Creditor and together also with all costs, charges and expenses incurred by the Intergroup Creditor in connection with the protection, preservation or enforcement of its rights in respect of such amounts.

“Liabilities” means any one or more of the Senior Liabilities, the Hedging Liabilities, the High Yield Guarantee Liabilities and the Intergroup Liabilities and “Liability” means any of them.

“Majority High Yield Creditors” means, in respect of the issue of any High Yield Notes, the holders of a majority in principal amount of the then outstanding High Yield Notes under such issue which are entitled to vote in relation to such issue.

“New Senior Liabilities” means credit facilities or other financial accommodation provided by any Senior Finance Party under the Senior Finance Documents to the Borrower after the date of this Deed in accordance with Clause 8 (New Senior Liabilities) which exceeds the total Commitments (under the original Senior Facilities Agreement dated as of 13 April 2004) as at 13 April 2004 (excluding, for the avoidance of doubt, any credit exposure of such Senior Lender, if any, in its capacity as a Hedge Counterparty, if applicable).

“Obligor” means the Borrower, each Hedge Obligor, each High Yield Guarantor and each Intergroup Debtor and any person that becomes party to this Deed in any such capacity pursuant to Clause 12 (Changes to the Parties).

“Original High Yield Indentures” means the Indenture dated as of April 13, 2004 among, inter alia, the Issuer, the Original High Yield Guarantor and the Original High Yield Trustee (as amended by a First Supplemental Indenture dated as of October 5, 2006 and a Second Supplemental Indenture dated as of October 30, 2006), the Indenture dated as of July 25, 2006, among, inter alia, the Issuer, the Original High Yield Guarantor and the Original High Yield Trustee, the Indenture dated as of June 3, 2009, among, inter alia, the Issuer, the Original High Yield Guarantor and the Original High Yield Trustee, and the Indenture dated as of November 9, 2009, among, inter alia, the Issuer, the Original High Yield Guarantor and the Original High Yield Trustee.

“Pari Passu Intercreditor Agreement” means (a) the group intercreditor agreement dated 3 March 2006, entered into between certain members of the Bank Group, certain of the Senior Finance Parties and certain other parties and (b) to the extent that the facilities made available under the Senior Facilities Agreement are refinanced with facilities made available under any Refinancing Facilities Agreement, any intercreditor agreement entered into on substantially similar terms to the intercreditor agreement referred to in paragraph (a) in connection with such refinancing.

“Permitted Payments” means any Permitted Payment (as defined in the Senior Facilities Agreement or any Refinancing Facilities Agreement) or any other payment permitted under Clause 25.5 (Dividends, Distributions and Share Capital) of the Senior Facilities Agreement or any corresponding provision of any Refinancing Facilities Agreement.

“Prohibited Actions” means:

(i)                                     in relation to a High Yield Guarantee Liability:

(a)                                  the payment, repayment or purchase by any High Yield Guarantor or any of its subsidiaries of such High Yield Guarantee Liability or any part thereof;

(b)                                 the discharge by way of set-off, combination of accounts or other similar action with respect to such High Yield Guarantee Liability or any part thereof unless effected pursuant to any mandatory requirement of applicable Law;

(c)                                  the creation or failure to remove or extinguish any Encumbrance in respect of such High Yield Guarantee Liability over any or all of the assets or revenues of the person by whom such High Yield Guarantee Liability is owed;

(d)                                 the giving of any guarantee or other assurance against financial loss in respect of any High Yield Debt (other than the giving of (i) any High Yield Guarantee or (ii) any guarantee by any holding company of the Issuer under any High Yield Indenture);

(e)                                  the amendment, variation or waiver of (i) the form of the High Yield Guarantee provided as Exhibit C in the Original High Yield Indenture dated as of April 13, 2004 and as Exhibit B in each of the other Original High Yield Indentures or the corresponding form in any other High Yield Indenture or (ii) the terms of the High Yield Guarantee as set forth in Article 11 (Guarantees) and Article 12 (Subordination of the Senior Subordinated Subsidiary Guarantee) of each of the Original High Yield Indentures or the corresponding provisions of any other High Yield Indenture, in each case save for amendments of an immaterial or technical nature or which correct a manifest error or are permitted by this Deed or are not adverse to the Senior Finance Parties in any material respect;

(f)                                    any action whereby the priority as to payment of such High Yield Guarantee Liability under this Deed is altered or any failure to take any action which would prevent any such alteration; or

(g)                                 any action prohibited in accordance with Clause 6.1 (Restrictions on Enforcement),

provided that, for the avoidance of doubt, Prohibited Actions shall not include any action taken by the High Yield Trustee or any High Yield Noteholder against the Issuer, any guarantor (other than any High Yield Guarantor) under any High Yield Indenture or any High Yield Guarantor in respect of the High Yield Trustee Direct Claims.

(ii)                                  in relation to an Intergroup Liability:

(a)                                  the payment, repayment or purchase of such Intergroup Liability or any part thereof;

(b)                                 the discharge by way of set-off, combination of accounts or other similar action with respect to such Intergroup Liability or any part thereof unless effected pursuant to any mandatory requirement of applicable law;

(c)                                  the creation of any Encumbrance over any or all of the assets or revenues of any Intergroup Debtor in respect of such Intergroup Liability;

(d)                                 the giving of a guarantee or other assurance against financial loss in respect of such Intergroup Liability;

(e)                                  any action whereby the priority as to payment of such Intergroup Liability under this Deed is altered; or

(f)                                    any action prohibited in accordance with Clause 6.1 (Restrictions on Enforcement).

“Receiver” means any administrator, administrative receiver, receiver and manager or other receiver, whether appointed pursuant to any Security Document, pursuant to any statute, by a court or otherwise, of all or any of the Security Property.

“Refinancing Facilities Agreement” means any facilities agreement under which facilities are made available for the refinancing of the facilities made available under the Senior Facilities Agreement or any predecessor Refinancing Facilities Agreement and which is designated as such by the Borrower by notice to the High Yield Trustee and the Senior Agent and the Representative who are party to this Deed at such time and provided that the incurrence of such refinancing indebtedness is permitted under the High Yield Finance Documents.

“Representative” means the trustee, representative or agent (if any) in respect of any Designated Senior Liabilities, acting as directed by the appropriate instructing group with respect thereto.

“Responsible Officer” when used in this Deed means any officer within the corporate trust and agency department of any High Yield Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of such High Yield Trustee who customarily performs functions similar to those performed by such officers, or to whom any corporate trust matter is referred because of such individual’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Deed and any High Yield Indenture.

“Secured Creditors” means the Senior Finance Parties.

“Secured Obligations” means all present and future obligations and liabilities of the Obligors or any of them to the Secured Creditors or any of them under any or all of the Senior Finance Documents together with all costs, charges and expenses incurred by or payable to any Secured Creditor in connection with the protection, preservation or enforcement of its rights under any Senior Finance Document provided that no obligation or liability shall be included in the definition of “Secured Obligations” to the extent that, if it were so included, the Security (or any part thereof) created by any provision of the Security Documents would be unlawful or prohibited by any applicable law.

“Security” means the security constituted by the Security Documents.

“Security Documents” means the Security Documents (as defined in the Senior Facilities Agreement or any Refinancing Facilities Agreement).

“Security Property” means all rights, interests, benefits and other property which are or are, in accordance with the terms of the Security Documents, intended to be the subject of the Security granted by the Issuer or an Obligor or any sum which is received by the Security Trustee under this Deed, including without limitation:

(a)                                  any rights, interests or other property and the proceeds thereof from time to time assigned, transferred, mortgaged, charged, or pledged to and/or otherwise vested in the Security Trustee under this Deed or any Security Document granted by the Issuer or an Obligor to which the Security Trustee is a party;

(b)                                 any security interest from time to time constituted by or pursuant to or evidenced by any Security Document granted by the Issuer or an Obligor to which the Security Trustee is a party;

(c)                                  any representation, obligation, covenant, warranty or other contractual provision in favour of the Security Trustee (other than any made or granted solely for its own benefit) made or granted in or pursuant to any of the Security Documents granted by the Issuer or an Obligor to which the Security Trustee is a party;

(d)                                 any sum which is received or recovered from the Issuer or Obligor by the Security Trustee under, pursuant to or in connection with any of the Senior Finance Documents and which is held by the Security Trustee upon trust on the terms of this Deed or any Security Document granted by the Issuer or an Obligor to which the Security Trustee is a party; or

(e)                                  all income and other sums at any time received or receivable by the Security Trustee in respect of the other Security Property (or any part thereof) referred to in this definition.

“Security Trust Agreement” means the agreement dated 3 March 2006 made between the Senior Finance Parties and the Security Trustee relating to the Security Property or any corresponding agreement entered into in connection with any Refinancing Facilities Agreement.

“Security Trustee” means the Original Security Trustee in its capacity as security trustee under the Senior Facilities Agreement or its successor in such capacity from time to time (or the security trustee under any Refinancing Facilities Agreement from time to time), in each case having become party to this Deed as a Security Trustee pursuant to Clause 12.6 (New Parties).

“Senior Agent” means the Original Facility Agent in its capacity as facility agent under the Senior Facilities Agreement or its successor in such capacity from time to time (or the facility agent under any Refinancing Facilities Agreement from time to time), in each case having become party to this Deed as a Senior Agent pursuant to Clause 12.6 (New Parties).

“Senior Default” means any Bank Group Default  or any Designated Senior Default.

“Senior Discharge Date” means the first date on which:

(a)                                  none of the Senior Finance Parties (including any senior finance parties under any Refinancing Facilities Agreement) is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to any Obligor under any of the Senior Finance Documents; and

(b)                                  all Senior Liabilities (including any Senior Liabilities under any Refinancing Facilities Agreement) have been unconditionally and irrevocably paid and discharged in full, provided that for these purposes, regard shall not be had to any unclaimed indemnities, tax gross ups or other similar amounts.

“Senior Facilities Agreement” means the senior facilities agreement dated 3 March 2006 between, inter alia, the Ultimate Parent, the Borrower, the Bookrunners and Mandated Lead Arrangers, the Original Facility Agent, the Original Security Trustee and the Senior Lenders.  Prior to the amendment and restatement of this Deed on 30 December 2009, the Senior Facilities Agreement constituted a Refinancing Facilities Agreement in respect of the facilities agreement dated as of 13 April 2004 that was originally defined as the Senior Facilities Agreement under this Deed.

“Senior Finance Documents” means the Finance Documents (as defined in the Senior Facilities Agreement or any Refinancing Facilities Agreement), which shall include the Hedging Finance Documents.

“Senior Finance Parties” means the Finance Parties (as defined in the Senior Facilities Agreement or any Refinancing Facilities Agreement), which shall include the Hedge Counterparties

“Senior Lenders” means:

(a)                                  a bank or financial institution or other person which is a Lender under the Senior Facilities Agreement as of the date hereof (unless it has ceased to be a party hereto in accordance with the terms hereof); or

(b)                                 a bank or financial institution or other person which has become (and remains) a party hereto as a Senior Lender in accordance with the provisions of Clause 12.5 (New Creditors) hereof and in accordance with the provisions of the Senior Facilities Agreement or any Refinancing Facilities Agreement.

“Senior Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any capacity whatsoever) of the Obligors (or any one or more of them) to the Senior Finance Parties (or any one or more of them) under or in connection with the Senior Finance Documents including, without limitation, any New Senior Liabilities provided pursuant to Clause 8 (New Senior Liabilities) together with any related Additional Liabilities owed to the Senior Finance Parties and together also with all costs, charges and expenses incurred by each of the Senior Finance Parties in connection with the protection, preservation or enforcement of its rights under the Senior Finance Documents, which shall include the Hedging Liabilities.

“Standstill Period” has the meaning given to it in Clause 6.2 (Permitted Enforcement).

“Subordinated Creditors” means the High Yield Creditors and the Intergroup Creditor.

“Subordinated Liabilities” means (i) any High Yield Guarantee Liabilities payable to any High Yield Trustee (for the benefit of the High Yield Noteholders for which it acts as trustee and not in its individual capacity) pursuant to the High Yield Finance Documents and (ii) the Intergroup Liabilities payable to the Intergroup Creditor pursuant to the documents regulating the Intergroup Liabilities.

1.3                               References

(a)                                  Any reference in this Deed to (or to any provisions of or definition contained in) any other document shall be construed as a reference to this Deed or that provision, definition or document as in force for the time being and as amended, supplemented, varied and/or novated from time to time but only to the extent that any such amendment, supplement, variation and/or novation has been made in accordance with the terms of this Deed.

(b)                                  Any reference in this Deed to any party to this Deed shall be construed so as to include such party’s and any subsequent successors’ transferees and assigns in accordance with their respective interests.

(c)                                  Any reference in this Deed to the singular shall include the plural and vice versa and any references to any party in the plural shall be construed as references to any such party in the singular for so long as there is no more than one party to this Deed in the capacity in which such party acts.

(d)                                  Any references in this Deed to:

(i)                                    the definitions of “Representative” and “Designated Senior Liabilities” or any provisions using such defined terms are intended to be effective following the designation of Designated Senior Liabilities under Clause 8.2 (Designated Senior Liabilities); and

(ii)                                the definitions of “Refinancing Facilities Agreement” or any provisions using such defined terms are intended to be effective following the designation of a Refinancing Facilities Agreement in accordance with the definition of such term.

1.4                               Construction

Any reference in this Deed to:

“actual knowledge” of any High Yield Trustee shall be construed to mean that such High Yield Trustee shall not be charged with knowledge (actual or otherwise) of the existence of facts that would impose an obligation on it to make any payment or prohibit it from making any payment unless a Responsible Officer of such High Yield Trustee has received two Business Days’ written notice that such payments are required or prohibited by this Deed or the High Yield Indentures.

“costs”, “charges”, “remuneration” or “expenses” include any value added, turnover or similar tax charged in respect thereof.

“tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing; and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business, including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors.

2.                                      PRIORITIES AND SUBORDINATION

2.1                               Priorities and Subordination

Each of the parties to this Deed hereby agrees and acknowledges that, save as expressly provided to the contrary in this Deed, the following order of priorities shall apply to the liabilities referred to below which shall be paid and discharged in the following order:

(i)                                    first, the Senior Liabilities, pari passu without any priority amongst themselves (but without prejudice to any alternative arrangements provided in the Pari Passu Intercreditor Agreement);

(ii)                                second, the High Yield Guarantee Liabilities, pari passu with any other senior subordinated obligations of the relevant High Yield Guarantor and without any priority amongst themselves; and

(iii)                            third, the Intergroup Liabilities,

and that as between the parties to this Deed such order of priorities shall prevail irrespective of whether or not an Insolvency Event shall have occurred, so that before and after the occurrence of an Insolvency Event, but save as expressly provided to the contrary in this Deed, a liability which ranks after other liabilities in the foregoing order of priorities shall be subordinate in right of payment to those other liabilities.

2.2                               Priorities not affected

The order of priorities set out in Clause 2.1 (Priorities and Subordination) shall apply irrespective of (a) the date on which this Deed or any of the Senior Finance Documents or High Yield Finance Documents was executed, registered or notice thereof was given to any person and (b) unless otherwise provided in this Deed, any reduction or increase in any of the Senior Liabilities and/or the High Yield Guarantee Liabilities or any amendment or variation of any of their terms.

2.3                               Liabilities not affected

Each of the parties to this Deed hereby agrees and acknowledges that:

(a)                                  notwithstanding any term of this Deed postponing, subordinating or prohibiting the payment of any of the Subordinated Liabilities, each Subordinated Liability shall, as between the Obligor by whom it is owed and the Subordinated Creditor to whom it is owed, remain owing in accordance with its terms and interest and default interest will accrue accordingly; and

(b)                                  no delay in exercising any rights or remedies under the High Yield Finance Documents or any of the documents regulating the Intergroup Liabilities by reason of any term of this Deed postponing, restricting or prohibiting such exercise shall operate as a waiver of any of those rights and remedies.

3.                                      UNDERTAKINGS

3.1                               Subordinated Liabilities

Until the Senior Discharge Date, except as the Instructing Group shall previously have consented in writing, and subject to Clause 6.2 (Permitted Enforcement), no Obligor will take nor permit any Intergroup Creditor, nor cooperate with any Subordinated Creditor to take, any Prohibited Action in relation to any Subordinated Liability except:

(a)                                  to the extent contemplated by Clause 4 (Permitted Payments); and

(b)                                  to the extent any Prohibited Action is otherwise permitted under paragraphs (b), (c) and (d) of Clause 3.2 (Obligations of the Subordinated Creditors).

3.2                               Obligations of the Subordinated Creditors

Until the Senior Discharge Date, and save as the Instructing Group shall previously have consented in writing, no Subordinated Creditors will agree to or take the benefit of any Prohibited Action by an Obligor with respect to any Subordinated Liability except:

(a)                                  to the extent contemplated by Clause 4 (Permitted Payments); or

(b)                                  in respect of the Closing Transactions or otherwise by way of taking, accepting or receiving the benefit of any additional Encumbrances or guarantees in circumstances where such

Encumbrance or guarantee is granted for the full benefit of all of the Secured Creditors in accordance with the ranking specified in this Deed; or

(c)                                  if and to the extent otherwise expressly permitted by this Deed (including, without limitation, Clause 6.2 (Permitted Enforcement)); or

(d)                                  with regard to receipt of monies distributed by the Security Trustee for the benefit of the Secured Creditors pursuant to and in accordance with Clause 6.4 (Application of Proceeds).

3.3                               Undertakings to the Security Trustee

Each Secured Creditor and each Obligor (as the case may be) gives the following undertakings to the Security Trustee:

(a)                                  it shall provide the Security Trustee with all directions and information as the Security Trustee may reasonably require for the purposes of carrying out its duties and obligations under this Deed and the Security Documents;

(b)                                  it shall not take any proceedings or seek to assert any claim against any officer or employee or agent of the Security Trustee in respect of any claim it might have against the Security Trustee or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Senior Finance Document; and

(c)                                  it shall give notice to the Security Trustee and the Senior Agent promptly upon its becoming aware of the occurrence or remedying of a Senior Default,

and acknowledges that the Security Trustee has entered into this Deed in reliance on the undertakings set out in this Clause 3.3.

4.                                      PERMITTED PAYMENTS

4.1                               Permitted Payments prior to the Senior Discharge Date

Subject to Clause 4.2 (Suspension of Permitted Payments prior to the Senior Discharge Date), Clause 5.1 (Turnover) and Clause 5.3 (Failure of Trusts):

(a)                                  any Intergroup Debtor may pay in cash to the Intergroup Creditor and the Intergroup Creditor may receive and retain (or apply in respect of any liability) payments received from any Intergroup Debtor:

(i)                              provided that no Senior Default has occurred and is continuing or is likely to occur as a result thereof, in respect of any Permitted Payments; or

(ii)                          at any time after the occurrence of a Senior Default, in respect of any Permitted Payments to the extent necessary for the purposes of making any payments under Clause 4.2 (Suspension of Permitted Payments prior to the Senior Discharge Date) below; or

(iii)                      in respect of any Permitted Payment which, under the terms of the Senior Facilities Agreement and any Refinancing Facilities Agreement, may be made whilst an Event of Default is continuing;

(b)                                  any High Yield Guarantor may pay and any High Yield Trustee may on behalf of the High Yield Creditors and such High Yield Trustee may receive and retain payments in respect of any High Yield Guarantee Liabilities then due and owing;

(c)                                  notwithstanding any other term of this Deed, the Intergroup Liabilities may be:

(i)                              reduced or cancelled in consideration of the issue of one or more shares or other securities by any Intergroup Debtor to the Intergroup Creditor or by any waiver of any such Intergroup Liabilities or by the making of any capital contribution by the Intergroup Creditor to any Intergroup Debtor;

(ii)                          converted into loan stock or convertible unsecured loan stock or, if so converted, may be converted back into debt; or

(iii)                      discharged in consideration for the receipt of any cash received pursuant to a Funding Passthrough or any non-cash asset received pursuant to an Asset Passthrough (or pursuant to any corresponding definition in any Refinancing Facilities Agreement), provided that where the Intergroup Creditor has granted security to the Security Trustee pursuant to any Security Document over its right, title and benefit to the relevant Intergroup Liabilities, any action referred to in sub-paragraphs (i) and (ii) above shall only be permitted to the extent that the relevant asset into which the Intergroup Liabilities are converted, or in consideration for which they are discharged, (if any) are subject to existing Security in favour of the Security Trustee or will be made subject to Security in favour of the Security Trustee (in form and substance substantially similar to the existing Security in favour of the Security Trustee or otherwise in form and substance as may be reasonably required by the Senior Agent) within 10 Business Days of such conversion; and

(d)                                  for the avoidance of doubt, any High Yield Guarantor may make, and any High Yield Trustee may receive and retain, any payment in respect of the High Yield Trustee Direct Claims then due and owing to it.

4.2                               Suspension of Permitted Payments prior to the Senior Discharge Date

Subject to Clause 5 (Turnover) and Clause 7 (Subordination on Insolvency), except with the prior consent in writing of the Instructing Group (and the Representative, if applicable), prior to the Senior Discharge Date no Obligor may on any date make any payments, which would otherwise be permitted by paragraphs (a) or (b) of Clause 4.1 (Permitted Payments prior to the Senior Discharge Date) if:

(a)                                  any of the Senior Liabilities or Designated Senior Liabilities due and payable on or prior to such date are unpaid; or

(b)                                  following the occurrence of a Senior Default and where the same is continuing, the Senior Agent (acting on the instructions of the Instructing Group) or, if applicable the Representative, serves a Default Notice on the High Yield Trustee(s) until the earliest date on which:

(i)                                    paragraph (a) does not apply; and

(ii)                                one of the following applies:

(A)                              179 days have elapsed since the service of such Default Notice or, if earlier, where a Standstill Period (as defined in Clause 6.2 (Permitted Enforcement)) is in effect at any time during that 179 day period, the date on which that Standstill Period expires;

(B)                                in the case of a Senior Default (other than a cross-default under the Senior Finance Documents on account of a Designated Senior Default or a cross-default in respect of the Designated Senior Liabilities on account of a Bank Group Default) the Senior Agent (acting on the instructions of the Instructing Group) or the Representative (as applicable) has confirmed in writing to the Issuer, the High Yield Trustee(s) and the Representative (if applicable) that the relevant Senior Default has been remedied or waived by the Instructing Group in writing or such Senior Default is no longer continuing;

(C)                                whichever of the Senior Agent or the Representative has served the Default Notice cancels such Default Notice by notice in writing to the High Yield Trustee(s), the Issuer and the Representative; or

(D)                               the Senior Discharge Date occurs,

provided that, unless otherwise agreed by the High Yield Trustee (acting on the instructions of the Majority High Yield Creditors in respect of the issue of High Yield Notes in respect of which such High Yield Trustee acts as trustee):

(x)                                   no more than one Default Notice may be served with respect to the same particular event or circumstances by the Senior Agent or the Representative whether in relation to the same Senior Default or not, but without prejudice to the ability of the Senior Agent or the Representative to issue a Default Notice in respect of any other particular event or set of circumstances and without prejudice to the ability of the Senior Agent and/or the Representative who did not serve the original Default Notice to serve a Default Notice in respect of the same particular event or circumstance; and

(y)                                 a Default Notice may not be served by the Senior Agent or the Representative in reliance on a particular Senior Default more than 45 days after the Senior Agent or the Representative (as the case may be) has received notice in writing from any other party hereto specifying the event of default constituting that Senior Default and specifying that it constitutes a Bank Group Default or a Designated Senior Default; and

(z)                                   a Default Notice may not be issued by the Senior Agent or the Representative less than 360 days after the service of a prior Default Notice by the Senior Agent or the Representative relating to a Senior Default which was existing at the time of such prior Default Notice, unless such Senior Default has been remedied or is no longer continuing for at least 180 days prior to the service of the proposed new Default Notice.

5.                                      TURNOVER

5.1                               Turnover

Subject, in the case of the High Yield Trustee, to Clause 20 (High Yield Trustee), if at any time prior to the Senior Discharge Date:

(a)                                  any Subordinated Creditor receives in respect or on account of, any Subordinated Liabilities a payment or distribution (in cash or in kind) from any Obligor which is not permitted by

Clause 4 (Permitted Payments) and which is not made in accordance with the provisions of Clause 6.4 (Application of Proceeds); or

(b)                                  any Obligor or its estate or any liquidator, receiver or like officer consequent upon its winding-up makes any payment or distribution (in cash or in kind) in respect or on account of any of the Subordinated Liabilities which is not permitted by Clause 4 (Permitted Payments) or which is not made in accordance with the provisions of Clause 6.4 (Application of Proceeds), the receiving Creditor or each High Yield Trustee will forthwith pay (after deducting from the amount received or recovered the costs, liabilities and expenses (if any) incurred by such High Yield Trustee or the relevant Creditor in recovering such amount), all such amounts to the Security Trustee for the benefit of the Secured Creditors which will be held on trust for application in accordance with Clause 6.4 (Application of Proceeds) (and pending such payment to the Security Trustee, the receiving Creditor or such High Yield Trustee, as the case may be, will hold the amount received on trust for the purposes of this Deed).

5.2                               Subrogation

(a)                                  If the Senior Liabilities are wholly or partially paid out of any proceeds received in respect or on account of the Subordinated Liabilities owing to one or more of the Subordinated Creditors, such Subordinated Creditor shall to that extent be subrogated to the rights of the Senior Finance Parties in respect of the Senior Liabilities so paid, including all security for those Senior Liabilities, but no Subordinated Creditor may exercise those subrogation rights or receive any payments in respect thereof on or before the Senior Discharge Date without the prior written consent of the Senior Agent and the Security Trustee.

(b)                                  To the extent that any subrogation contemplated in paragraph (a) above does not occur for any reason, as between the Obligors and the Subordinated Creditors, either the Subordinated Liabilities will be deemed not to have been reduced or discharged to the extent of any payment or distribution to the Security Trustee for the benefit of the Secured Creditors under Clause 5.1 (Turnover) or the Obligors will fully indemnify each of the Subordinated Creditors upon demand for the amount of any payment or distribution to the Security Trustee under Clause 5.1 (Turnover).

(c)                                  The Obligors hereby agree that they shall not exercise any rights of subrogation in relation to any claim they may have pursuant to this Clause 5.2, under applicable law or otherwise until after the Final Discharge Date shall have occurred.

5.3                               Failure of Trusts

Subject, in the case of each High Yield Trustee, to Clause 20 (High Yield Trustee), if for any reason any trust which is to arise (pending payment of any amount to the Security Trustee for the benefit of the Secured Creditors) pursuant to Clause 5.1 (Turnover), Clause 6.2 (Permitted Enforcement) or Clause 6.11 (Preservation of Liabilities) of this Deed fails or for any reason cannot be given effect to (including without limitation, by reason of the Laws of any jurisdiction in which any Security Property may be situate), the relevant Creditor will pay to the Security Trustee and the Security Trustee shall hold for and to the order of the Secured Creditors for application in accordance with Clause 6.4 (Application of Proceeds), an amount equal to the amount (or as the case may be transfer value of the relevant property) intended to be so held on trust.

6.                                      ENFORCEMENT

6.1                               Restrictions on Enforcement

None of the Subordinated Creditors will, prior to the Senior Discharge Date without the prior written consent of the Instructing Group and the Representative (where applicable), and in each case subject to Clause 6.2 (Permitted Enforcement):

(a)                                  accelerate any of the Subordinated Liabilities or otherwise declare any of the Subordinated Liabilities due and payable prior to their stated maturity whether on an event of default or otherwise (but without prejudice to the ability of the Intergroup Creditor to demand repayment of the Intergroup Liabilities to give effect to a Permitted Payment);

(b)                                  enforce any of the High Yield Guarantee Liabilities by execution or otherwise or sue for or institute legal proceedings to recover all or any part of the High Yield Guarantee Liabilities;

(c)                                  exercise any right to crystallise, or require the Security Trustee to crystallise, any floating charge created pursuant to the Security Documents;

(d)                                  exercise any right to enforce, or require the Security Trustee to enforce, any Encumbrance created pursuant to the Security Documents by sale, possession, appointment of a receiver or otherwise, or any rights under or pursuant to the provisions of any High Yield Guarantee in relation to all or any part of the High Yield Debt;

(e)                                  petition for (or vote in favour of any resolution for) or initiate or support or take any steps with a view to any insolvency, liquidation, reorganisation, administration or dissolution proceedings or any voluntary arrangement or assignment for the benefit of creditors or any similar proceedings involving an Obligor; or

(f)                                    exercise the remedy of foreclosure in respect of any asset the subject of an Encumbrance created pursuant to any Security Document.

6.2                               Permitted Enforcement

Notwithstanding the provisions of Clause 6.1 (Restrictions on Enforcement) or any other Clause of this Deed, if a default under any High Yield Indenture or an Intergroup Default (in each case in this Clause, a “relevant Default”) has occurred and is continuing unremedied and unwaived, any High Yield Trustee or the Intergroup Creditor may take any action which it is entitled to take with respect to such relevant Default in relation to the Subordinated Liabilities, including without limitation as to the acceleration or closing out of any such Subordinated Liabilities, which would otherwise be prohibited by this Deed if:

(a)                                  (i)                                    the Senior Discharge Date has occurred; or

(ii)                                an Insolvency Event has occurred; or

(iii)                            any Senior Liabilities have been declared to be due and payable under Clause 27.17 (Acceleration) or due or payable on demand under Clause 27.18 (Repayment on Demand) of the Senior Facilities Agreement or any corresponding provision of any Refinancing Facilities Agreement; or

(iv)                               the Senior Lenders have exercised any right to enforce any Encumbrance created pursuant to the Security Documents; or

(b)                                  (i)                                    any High Yield Trustee (on behalf of any High Yield Noteholder) or the Intergroup Creditor has served a notice on the Senior Agent and the Representative specifying the relevant Default concerned; and

(ii)                                a period (a “Standstill Period”) of 179 days has elapsed from the date the Senior Agent and the Representative received the notice relating to such relevant Default; and

(iii)                            at the end of the Standstill Period, the relevant Default is continuing unremedied or unwaived,

provided always that any amounts received in respect of Subordinated Liabilities as a result of action permitted to be taken under this Clause 6.2 shall promptly upon receipt be paid by the relevant Creditor (or, subject to Clause 20 (High Yield Trustee) any High Yield Trustee on behalf of the High Yield Noteholders for which it acts as trustee) to the Security Trustee for the benefit of the Secured Creditors to hold upon trust for application in accordance with Clause 6.4 (Application of Proceeds) (and pending such payment to the Security Trustee, such Creditor will save as specified otherwise hold the amount received on trust for the purposes of this Deed).

6.3                               Authorisation to Security Trustee

(a)                                  Subject to the terms of the Pari Passu Intercreditor Agreement and the Senior Finance Documents, at any time after a Bank Group Default has occurred and whilst it is continuing, the Security Trustee may take such steps as it deems necessary or advisable:

(i)                                    to perfect or enforce any of the Security granted in its favour;

(ii)                                to effect any disposal or realisation or enforcement of any of the Liabilities (including by any acceleration thereof);

(iii)                            to collect and receive any and all payments or distributions which may be payable or deliverable in relation to any of the Liabilities; or

(iv)                               otherwise to give effect to the intent of this Deed,

(each, an “Enforcement Action”) provided always that:

(A)                              the Security Trustee may refrain from enforcing the Security unless and until instructed to do so by the Instructing Group; and

(B)                                if the Instructing Group instructs the Security Trustee to enforce the Security, it may do so in such manner as it deems fit and in respect of the Senior Finance Parties, having regard prior to the Senior Discharge Date solely to their interests as Senior Finance Parties. Neither the Security Trustee, the Senior Agent nor any other Secured Creditor shall be responsible to the High Yield Noteholders or the Intergroup Creditor for any failure to enforce or to maximise the proceeds of any enforcement, and may cease any such enforcement at any time. For the avoidance of doubt, the provisions of this Clause 6 shall not require the release by the Ultimate Parent, any other holding company of the Issuer or the Issuer from any of their obligations and/or liabilities under the High Yield Indentures.

(b)                                  Subject to the terms of the Pari Passu Intercreditor Agreement, if in connection with any Enforcement Action specified in Clause 6.5 (Release of Security on Enforcement):

(i)          the Security Trustee (or any receiver or any administrator) sells or otherwise disposes of (or proposes to sell or otherwise dispose of) any asset under any Security Document; or

(ii)         a member of the Group sells or otherwise disposes of (or proposes to sell or otherwise dispose of) any asset at the request of the Security Trustee (acting on the instructions of the Instructing Group), the Security Trustee may and is hereby irrevocably authorised on behalf of each party to this Deed to:

(A)        release the Security created pursuant to the Security Documents over the relevant asset (but not the proceeds from the sale thereof); and

(B)        if the relevant asset comprises all of the shares in the capital of a member of the Group, release that member of the Group and any of its Subsidiaries from all of their respective past, present and future liabilities and/or obligations (both actual and contingent) as borrowers or guarantors of the whole or any part of any Liabilities (including any liability to any other member of the Group by way of guarantee) and release any Security granted by that member of the Group and any of its Subsidiaries over any of their respective assets under any Security Document (but not the proceeds from the sale thereof).

The net cash proceeds of sale or disposal in relation to any Security granted by the Issuer or an Obligor shall be applied in or towards payment of the Liabilities in accordance with Clause 6.4 (Application of Proceeds).

(c)           Each party to this Deed shall promptly enter into any release and/or other document and take any action which the Security Trustee may reasonably require to give effect to paragraph (b) above.

(d)           No such release under paragraph (b) above will affect the obligations and/or liabilities of:

(i)          any other member of the Group to the Secured Creditors and/or Subordinated Creditors and/or any High Yield Trustee; or

(ii)         any Subordinated Creditors to the Secured Creditors.

(e)           Nothing in this Clause 6.3 shall require the release of any High Yield Guarantee or any Additional Subsidiary Guarantees (as defined in the High Yield Indentures) other than in accordance with the provisions of Clause 6.5 (Release of Security on Enforcement).

6.4          Application of Proceeds

Notwithstanding the terms of the Security Documents or the Pari Passu Intercreditor Agreement, all amounts held or received by the Security Trustee for the benefit of the Secured Creditors pursuant to the terms of this Deed and, subject to the rights of the holders of any prior or preferential Encumbrances or other creditors, the net proceeds of enforcement of Security granted by the Issuer or an Obligor shall be applied by the Security Trustee (or any Receiver on its behalf) in accordance with this Deed in the following order of priority, in each case, until such amounts have been repaid and discharged in full:

First                       in or towards payment pari passu to:

(i)            the Security Trustee in respect of any amounts payable to it in its personal capacity (and all interest thereon as provided for in the Senior Finance Documents) and any Receiver, attorney or agent under or in connection with this Deed or any of the Security Documents (including without limitation, in connection with the perfection, preservation or enforcement of the Security); and

(ii)           the High Yield Trustee(s) in respect of High Yield Trustee Amounts;

Second                   in or towards payment of any Fees;

Third                      for application in or towards discharge of the Senior Liabilities pari passu without any priority amongst themselves but without prejudice to any alternative arrangements provided for in the Pari Passu Intercreditor Agreement;

Fourth                    in or towards payment to the High Yield Trustee(s) for payment to the High Yield Noteholders, to be applied in or towards discharge of the High Yield Guarantee Liabilities (notwithstanding any release of any High Yield Guarantee pursuant to the any High Yield Indenture) pari passu without any priority amongst themselves;

Fifth                       in or towards payment to the Intergroup Creditor for application in or towards discharge of the Intergroup Liabilities; and

Sixth                      in payment to the relevant Obligor(s) or other person(s) entitled thereto.

The Obligors and the Subordinated Creditors acknowledge and agree to the provisions of Clause 2.1 (Priorities and Subordination) and this Clause 6.4.

6.5          Release of Security on Enforcement

(a)           Subject to paragraph (b) below (and, in the case of the Security, to the Pari Passu Intercreditor Agreement), if, pursuant to or for the purpose of any Enforcement Action taken or to be taken by the Security Trustee in accordance with this Deed, the Security Trustee requires the release of any High Yield Guarantee or any of the Security, each party to this Deed shall promptly enter into any release and/or other document and take such other action as the Security Trustee may reasonably require, provided that the High Yield Creditors and each High Yield Trustee shall only be required to do so if the requirements of paragraphs (b) to (d) of this Clause 6.5 are satisfied.

(b)           The High Yield Creditors will be deemed to have authorised any release described in paragraph (a) above, a High Yield Guarantor will automatically and unconditionally be released from all its obligations under each High Yield Guarantee and each High Yield Guarantee shall be terminated and irrevocably discharged in full subject to paragraph (d) below, and concurrently with one or more of the following:

(i)          all of the shares of such High Yield Guarantor (or any Holding Company of it) are sold pursuant to Enforcement Action by the Security Trustee or all or substantially all of its assets are sold pursuant to Enforcement Action by the Security Trustee, in each case, under the Security Documents and:

(A)        the proceeds of such sale received by the Security Trustee are in cash (or substantially all cash) and are applied in accordance with Clause 6.4 (Application of Proceeds);

(B)        such High Yield Guarantor is released from its obligations in respect of any other Indebtedness of Virgin Media Holdings Inc. (successor to Communications Cable Funding Corp.), the Issuer and any other Restricted Subsidiary (each as defined in the High Yield Indentures), provided that nothing in this Deed shall require the release by such High Yield Guarantor or any of its Subsidiaries of any of their obligations in respect of the Senior Liabilities or the High Yield Trustee Direct Claims; and

(C)        the sale is made pursuant to either a public auction or competitive bid process to obtain the best price reasonably obtainable given the then current condition (financial or otherwise), earnings, business, assets and prospects of such High Yield Guarantor and its Subsidiaries, the Security Trustee having consulted with an internationally recognised investment bank (including without limitation and to the extent appropriate, a Senior Lender, or a relationship bank of the Issuer or its Subsidiaries) or an internationally recognised accounting firm regarding the appropriate procedures for obtaining the best price for such shares or assets, considered the recommendations of such investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by such firm to be implemented in all material respects in relation to such sale and to permit the High Yield Noteholders to participate in the sale process as bidders, provided however that the Security Trustee shall not be under any further obligation to cause such recommendations to be implemented to the extent not implemented by the relevant court, authority or other third party required to act in connection with such sale and provided further that such reasonable efforts will, to the extent permitted by applicable law, include attempting to conduct such sale process other than through a court or legal proceeding; or

(ii)         notwithstanding the provisions of paragraph (b)(i) above, all of the shares of such High Yield Guarantor (or any Holding Company of it) or all or substantially all of its assets are sold by an administrator (appointed under the Insolvency Act 1986) and:

(A)        the administrator is an insolvency practitioner whose appointment the High Yield Trustee has not objected to (acting reasonably) under the provisions of the Insolvency Act 1986 relating to the selection of a person or persons to be an/the administrator;

(B)        the sale is made pursuant to a public auction or competitive bid process to obtain the best price reasonably obtainable given the then current condition (financial or otherwise), earnings, business, assets and prospects of such High Yield Guarantor and its Subsidiaries, the administrator having consulted with an internationally recognised investment bank (including without limitation and to the extent appropriate, a Senior Lender or a relationship bank of the Issuer or its Subsidiaries) or an internationally recognised accounting firm regarding the appropriate procedures for obtaining the best price for such shares or assets, considered the recommendations of such investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by such firm to be implemented in all material respects in relation to such sale and to permit the High Yield Noteholders to participate in the sale process as bidders;

(C)        the proceeds of such sale are in cash (or substantially all cash) and are applied in accordance with Clause 6.4 (Application of Proceeds); and

(D)        such High Yield Guarantor is released from its obligations in respect of any other Indebtedness of Virgin Media Holdings Inc. (successor to Communications Cable Funding Corp.), the Issuer and any other Restricted Subsidiary (each as defined in the High Yield Indentures), provided that nothing in this Deed shall require the release by such High Yield Guarantor or any of its Subsidiaries of any of their obligations in respect of the Senior Liabilities or the High Yield Trustee Direct Claims.

(c)           The provisions of paragraph (b) above shall apply mutatis mutandis to the release of any Additional Subsidiary Guarantees (as defined in the High Yield Finance Documents).

(d)           Each High Yield Guarantee and any Additional Subsidiary Guarantee (as defined in each High Yield Indenture) shall be released concurrently with a written confirmation of the Security Trustee to each High Yield Trustee that the provisions of paragraphs (b) and (c) above, have been complied with. In connection with any action taken pursuant to and in accordance with this Clause 6.5, the Security Trustee shall not be required to have any regard to the provisions of any High Yield Indenture and no further action shall be required to be taken by the Security Trustee or any High Yield Trustee to effect any release contemplated by this Clause 6.5.

6.6          Disposals

Any disposal of any shares or assets which are subject to the Security or any release thereof from the Security which is or is to be effected at any time, other than with respect to Enforcement Action, shall be effected in accordance with and subject to the provisions of the Senior Finance Documents.

6.7          Non-cash Distributions

If the Security Trustee receives any distribution otherwise than in cash in respect of the Subordinated Liabilities from any Obligor or any other source, the Security Trustee may realise such distributions as it sees fit and shall pay the proceeds of such realisation to the Security Trustee for application in accordance with Clause 6.4 (Application of Proceeds).

6.8          Sums received by an Obligor

If an Obligor receives any sum which, pursuant to any of the Security Documents or any of the other Senior Finance Documents, should have been paid to the Security Trustee, that sum shall be held by such Obligor on trust for the benefit and on behalf of the Secured Creditors and shall promptly be paid to the Security Trustee for application in accordance with this Clause 6.

6.9          Certificates

In applying any moneys received by it under this Deed or any of the Security Documents, the Security Trustee may rely on any certificate made or given by the Senior Agent, the Representative or the High Yield Trustee as to the existence and amount of any Liabilities owing to any Senior Finance Party under any of the Senior Finance Documents or any High Yield Creditor under the High Yield Finance Documents respectively.

6.10        Conversion of Currencies

If the Security Trustee receives any amount under this Deed or otherwise upon the enforcement of any Security for any of the Liabilities in a currency other than the currency of the Senior Liabilities, the Security Trustee may convert such amount into the currency of the Senior Liabilities at the spot rate of exchange of the Security Trustee for the purchase of the relevant currency of the Senior Liabilities with the currency of the amount received in the London foreign exchange market.

6.11        Preservation of Liabilities

None of the Senior Liabilities or the Subordinated Liabilities shall be deemed reduced:

(a)           by the receipt of any amount by any Creditor, if and to the extent that, by virtue of the operation of this Deed, such amount is required to be paid over to (and pending such payment held upon trust for) the Security Trustee for application and distribution pursuant to the terms hereof; or

(b)           by the receipt of any amount by the Security Trustee pursuant to the terms of this Deed for application pursuant to the terms hereof,

unless and until such amount is actually applied and distributed by the Security Trustee pursuant to and in accordance with Clause 6.4 (Application of Proceeds).

7.             SUBORDINATION ON INSOLVENCY

7.1          Subordination

Without prejudice to any other provision of this Deed, upon the occurrence of an Insolvency Event, the Subordinated Liabilities will be subordinated in right of payment to the Senior Liabilities.

7.2          Filing of claims

(a)           Following the occurrence of an Insolvency Event, until the Final Discharge Date, the Security Trustee may, and is hereby irrevocably authorised on behalf of each Secured Creditor and Subordinated Creditor to:

(i)          demand, claim, enforce and prove for the Subordinated Liabilities;

(ii)         file claims and proofs, give receipts and take any proceedings in respect of filing such claims or proofs and do anything which the Security Trustee considers necessary or desirable to recover the Subordinated Liabilities; and

(iii)       receive all distributions of the Subordinated Liabilities for application in accordance with Clause 6.4 (Application of Proceeds).

(b)           If and to the extent that the Security Trustee is not entitled, or elects not, to take any of the action mentioned in paragraph (a) above, each Subordinated Creditor shall be entitled and agrees to do so, as soon as reasonably practicable following request by the Security Trustee provided that it shall be entitled to recover and the Security Trustee agrees to claim on its behalf any resulting costs, expenses and liabilities (other than any such costs, expenses or liabilities arising by reason of the gross negligence or wilful misconduct of such Subordinated Creditor) as if such amounts had been incurred by the Security Trustee.

7.3          Distributions

Following the occurrence of an Insolvency Event, until the Final Discharge Date, each Subordinated Creditor and each High Yield Trustee (subject to Clause 20 (High Yield Trustee)) will:

(a)           hold all payments and distributions in cash or in kind received or receivable by it in respect of the Subordinated Liabilities following the occurrence of such Insolvency Event on trust for the Security Trustee for the benefit of the Secured Creditors for application in accordance with Clause 6.4 (Application of Proceeds);

(b)           on demand by the Security Trustee, pay an amount equal to any Subordinated Liabilities received by it following the occurrence of such Insolvency Event to the Security Trustee for application in accordance with Clause 6.4 (Application of Proceeds);

(c)           promptly direct the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of the relevant Obligor or their proceeds to pay distributions in respect of the Subordinated Liabilities directly to the Security Trustee; and

(d)           promptly use its reasonable efforts to undertake any actions requested by the Security Trustee to give effect to this Clause 7.3.

7.4          Voting

(a)           Following the occurrence of an Insolvency Event, until the Senior Discharge Date:

(i)          the Security Trustee for the benefit of the Secured Creditors may, and is hereby irrevocably authorised on behalf of each Secured Creditor and the Subordinated Creditors (other than in respect of meetings of High Yield Creditors under any High Yield Indenture) to, exercise all powers of convening meetings, voting and representation in respect of the Subordinated Liabilities; and

(ii)         the Subordinated Creditors shall promptly execute and/or deliver to the Security Trustee such forms of proxy and representation as it may require to facilitate any such action.

(b)           If and to the extent that the Security Trustee does not exercise a power under paragraph (a) above, each of the Subordinated Creditors shall be entitled to exercise that power and agrees that it shall exercise that power to the extent the Security Trustee (acting on the instructions of the Instructing Group) directs and in accordance with such direction.

(c)           Nothing in this Clause 7.4 entitles the Security Trustee (or the Instructing Group) to exercise or require any Subordinated Creditor to exercise a power of voting or representation to waive, reduce, discharge, extend the due date for repayment of or reschedule any Subordinated Liabilities.

8.             NEW SENIOR LIABILITIES

8.1          New Senior Liabilities

Any Senior Finance Party under the Senior Finance Documents may, subject to the terms of the Pari Passu Intercreditor Agreement, provide New Senior Liabilities to the Borrower at any time without the prior consent of any other Creditor provided that, in each case, the incurrence of such New Senior Liabilities is permitted under the High Yield Finance Documents and, once provided, any such New Senior Liabilities shall thereafter be treated as “Senior Liabilities” for all purposes in this Deed.

8.2          Designated Senior Liabilities

The Borrower may, at any time without the prior consent of any Creditor, deliver a written notice or notices to the Security Trustee specifying any Designated Senior Liabilities that are to be designated as such, provided that:

(a)           the principal amount of such Designated Senior Liabilities is not less than £75,000,000 in aggregate; and

(b)           the incurrence of the relevant Senior Liabilities complies with the terms of the Senior Finance Documents and the High Yield Finance Documents.

9.             APPROPRIATION

Subject to the terms of the Pari Passu Intercreditor Agreement, until the Senior Discharge Date, each of the Senior Finance Parties (or the Security Trustee or the Senior Agent on their behalf) may apply any monies or property received under this Deed or from an Obligor or any other person under the Senior Finance Documents against the Senior Liabilities. Without prejudice to the other provisions of this Deed, after the Senior Discharge Date, the Intergroup Creditor and each High Yield Noteholder (or the Security Trustee or the High Yield Trustee on their behalf) may apply any monies or property received under this Deed or from an Obligor or any other person under the High Yield Finance Documents or for the payment or discharge of the Intergroup Liabilities against the relevant Subordinated Liabilities.

10.          POWERS OF ATTORNEY

10.1        Appointment by the Creditors

Each of the Senior Finance Parties and the Subordinated Creditors irrevocably appoints each of the Senior Agent, the Security Trustee for the benefit of the Secured Creditors or any Receiver appointed in respect of the Security Property (or any part of it) and each High Yield Trustee may appoint the Security Trustee for the benefit of the Secured Creditors or any Receiver appointed in respect of the Security Property (or any part of it), individually as its attorney (in each case, for the purposes of this Clause 10.1, an “Appointee”) with full power to appoint substitutes and to delegate, in its name and on its behalf and as its act, deed or otherwise to do any and every thing which such Creditor (a) has authorised the Appointee to do under this Deed or (b) is required to do by this Deed but has failed to do for a period of 10 Business Days after receiving notice from the Appointee requiring it to do so, provided that no High Yield Trustee shall be obliged to make (and shall not be treated as having made) any such appointment unless it is indemnified to its satisfaction in respect of all costs, liabilities, expenses and other amounts which it may thereby incur or to which it may be rendered liable (in each case in its opinion). The parties hereto hereby agree that this authorisation is given to secure the interests of the parties under this Deed and is hereby irrevocable.

10.2        Appointment by the Obligors

By way of security for the performance of its obligations hereunder, each of the Obligors hereby irrevocably appoints the Security Trustee, any Receiver of the Security Property or any part of it and their respective delegates and sub-delegates, (in each case, for the purposes of this Clause 10.2, an “Appointee”) to be its attorney acting severally (or jointly with any other such attorney or attorneys) and in its name and on its behalf and as its act, deed or otherwise to do any and every thing which:

(a)           such Obligor is obliged to do under the terms of this Deed but has failed to do so for a period of 5 Business Days after notice from the Appointee to do the same; or

(b)           whilst any Senior Default is continuing, such Appointee considers necessary or desirable in order to enable such Appointee to exercise the rights conferred on it by this Deed or by law.

10.3        Ratification of Acts

Without prejudice to the generality of Clause 10.1 (Appointment by the Creditors) and Clause 10.2 (Appointment by the Obligors), each of the Senior Finance Parties and the Subordinated Creditors and the Obligors hereby undertakes to the relevant Appointee, that promptly upon request, such party will ratify and confirm all transactions entered into and other actions by the Appointee, as the case may be (or any of their substitutes or delegates) in the proper exercise of any power of attorney granted to it hereunder.

11.          COSTS AND EXPENSES

Clause 38 (Costs and Expenses) of the Senior Facilities Agreement and the comparable provisions in any Refinancing Facilities Agreement shall apply to this Deed, as if set out herein, mutatis mutandis.

12.          CHANGES TO THE PARTIES

12.1        Binding Nature

This Deed shall be binding on and enure to the benefit of each party hereto its successors and its or any subsequent successors’ transferees and assigns.

12.2        No Assignment by Obligors

None of the rights, benefits and obligations of the Obligors hereunder shall be capable of being assigned or transferred and each Obligor undertakes that it will not seek to assign or transfer any of its rights, benefits or obligations hereunder.

12.3        Hedge Obligors

If any member of the Bank Group which is not already a party to this Deed becomes a Hedge Obligor, the Borrower will procure that such member of the Bank Group will promptly become a party hereto as a Hedge Obligor by the completion and execution of a Deed of Accession and delivery of a copy thereof to the Senior Agent.

12.4        Hedge Counterparties

Any person which enters into a Hedging Agreement as a counterparty shall promptly become a party hereto as a Hedge Counterparty by the completion and execution of a Deed of Accession.

12.5        New Creditors

(a)           The parties hereto agree that none of the Senior Finance Parties, High Yield Trustee(s) or Subordinated Creditors will, prior to the Senior Discharge Date, assign or transfer to any person the whole or any part of their rights or obligations in respect of the Senior Liabilities or any of the Subordinated Liabilities unless the assignee or transferee previously or simultaneously agrees with the other parties hereto to be bound by the provisions of this Deed as if it were named herein and subject to the same rights and obligations, mutatis mutandis, as the Senior Finance Parties, High Yield Trustee and Subordinated Creditors respectively and executes and delivers to the Security Trustee for the benefit of the Secured Creditors:

(i)          (in the case of a Senior Lender) a Transfer Deed under and in accordance with the terms of the Senior Facilities Agreement or any Refinancing Facilities Agreement; or

(ii)         (in the case of any other person) a Deed of Accession,

with a copy, in each case, to the Senior Agent, provided that nothing herein shall prevent any High Yield Noteholder from disposing of or transferring any of the High Yield Notes in accordance with the relevant High Yield Indenture or the terms and conditions of the relevant High Yield Notes.

(b)           The parties hereto confirm that any person becoming a Creditor shall be entitled to the benefit of the provisions contained herein as if it had been originally named a party hereto.

12.6        New Parties

Each party hereto (including parties subsequently becoming bound by this Deed) irrevocably authorises the Senior Agent to agree on its behalf with any other person intending to become party hereto as a Senior Finance Party, a Senior Agent, a Security Trustee, a High Yield Trustee, a Hedge Counterparty or an Obligor to the execution of a Transfer Deed or a Deed of Accession so as to make such person a party to this Deed and to effect such amendments to this Deed as may be in the opinion of the Senior Agent (acting reasonably) necessary for such purpose, provided that any amendment which would materially and adversely affect any right, or impose or vary any material obligation, of any of the parties hereto may not be made without the consent of that party.

12.7        Resignation or Removal of Senior Agent, Security Trustee or High Yield Trustee

None of the Senior Agent, the Security Trustee or any High Yield Trustee may resign or be removed except as specified in the Senior Facilities Agreement or any Refinancing Facilities Agreement, the Security Trust Agreement or the High Yield Finance Documents (as the case may be) and only if a replacement Senior Agent, Security Trustee or High Yield Trustee agrees with all other parties hereto to become the replacement agent or trustee under this Deed by the execution of a Deed of Accession.

13.          PROVISIONS RELATING TO OBLIGORS

Each of the Obligors acknowledge the priorities, rights and obligations recorded in this Deed and undertakes with each of the other parties to this Deed to observe the provisions of this Deed at all times and not to take any action (save as permitted by the Senior Facilities Agreement and any Refinancing Facilities Agreement) which would or would be reasonably likely to prejudice or otherwise adversely affect the enforcement of such provisions or do or suffer to be done anything which would be inconsistent with the terms of this Deed.

14.          NOTICES

14.1        Communication of Notices

Each communication to be made hereunder shall be made in writing and unless otherwise stated shall be made by fax or letter.

14.2        Delivery of Notices

Any communication or document to be made or delivered by one person to another pursuant to this Deed shall (unless that other person has by 10 Business Days’ prior written notice to the Senior Agent and each High Yield Trustee specified another address) be made or delivered to that other person at the address specified in Schedule 3 (Address for Notices) or, in the case of any other person becoming party hereto after the date hereof in the Deed of Accession or Transfer Deed or other acceding or amendment and restatement document executed by it and shall be deemed to have been made or delivered when dispatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at that address or (as the case may be) five Business Days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Senior Agent or the High Yield Trustee(s) shall be effective only when received by the Senior Agent or the High Yield Trustee(s), as the case may be, and then only if the same is expressly marked for the attention of the department or officer identified with the signature below (or such other department or officer as the Senior Agent or the High Yield Trustee(s), as the case may be, shall from time to time specify for this purpose).

15.          REMEDIES, WAIVERS & AMENDMENTS

15.1        No Waiver

No failure to exercise, nor any delay in exercising, on the part of any Creditor any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.

15.2        Amendments

Subject to Clause 15.3 (Technical Amendments), the Senior Agent and the High Yield Trustee may, from time to time, agree to amend this Deed and any amendments so made shall be binding on all the parties hereto, provided that any amendment which would:

(a)           materially and adversely affect any rights of the Senior Finance Parties or impose or vary any obligation on the Senior Finance Parties (including without limitation, the subordination of any High Yield Guarantee) may not be made without the prior written consent of the Instructing Group;

(b)           materially or adversely affect the rights of the High Yield Creditors or impose or vary any obligation of the High Yield Creditors in respect of any High Yield Guarantee, may not be made without the prior written consent of the relevant Majority High Yield Creditors; or

(c)           adversely affect any right, or impose or vary any obligation, of any other party hereto may not be made without the consent of that party.

15.3        Technical Amendments

Notwithstanding Clause 15.2 (Amendments), the Senior Agent or (after the Senior Discharge Date) a High Yield Trustee(s) may determine administrative matters and make technical amendments arising out of a manifest error on the face of this Deed, where such amendments would not prejudice or otherwise be adverse to the position of the Senior Finance Parties, the High Yield Creditors or the High Yield Trustee (as the case may be), without reference to the Senior Finance Parties, the High Yield Creditors or the High Yield Trustee(s).

15.4        Amendments to Security Documents

(a)           Subject to sub-paragraph (c) below, any provision of a Security Document may be amended or waived by the written agreement of the relevant Obligor(s) and the Security Trustee party to that Security Document (acting pursuant to sub-paragraph (b) below).

(b)           In agreeing to amend or waive the provisions of any Security Document, the Security Trustee party to that Security Document shall act in accordance with the provisions of the Senior

Facilities Agreement (or any Refinancing Facilities Agreement) and the Pari Passu Intercreditor Agreement provided that in connection with any Enforcement Action or at any time after the occurrence of an Insolvency Event, the Security Trustee shall act in accordance with the instructions of the Instructing Group provided further that, if at any time the Senior Discharge Date would have occurred but for the fact that any of the Hedging Liabilities remain outstanding, the Security Trustee shall act in accordance with the instructions of Hedge Counterparties holding in aggregate more than 50 per cent of the Hedging Liabilities.

(c)                                  Where any amendment or waiver affects the rights and benefits of a single Class (as defined below) of the Senior Finance Parties (and not all the Senior Finance Parties in a like or similar manner), any such amendment or waiver shall (in addition to the requirements of sub-paragraph (b) above) require the written consent of the Requisite Creditors (as defined below) of such affected Class.

(d)                                  For the purposes of sub-paragraph (c) above:

(i)                              “Class” means each of the Senior Lenders or the Hedge Counterparties; and

(ii)                          “Requisite Creditors” means:

(A)                       in relation to the Senior Lenders, an Instructing Group; and

(B)                         in relation to the Hedge Counterparties, Hedge Counterparties holding in aggregate more than 50 per cent of the Hedging Liabilities.

15.5                        Amended Deed

If any amendment is made to this Deed, the Senior Agent shall provide a copy of any such amendment (clearly showing the amendments made) to each of the parties hereto (including any persons which are parties hereto pursuant to a Deed of Accession) provided that in relation to copies required to be delivered to any member of the Group, the Senior Agent’s obligations under this Clause 15.5 shall be discharged if one copy of any such amendment is delivered to the Borrower.

16.                               TERMINATION

This Agreement shall terminate upon the Final Discharge Date.

17.                               ENGLISH LANGUAGE

Each communication and document made or delivered by one person to another pursuant to this Deed shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

18.                               PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect or impair the legality, validity or enforceability of the remaining provisions hereof or the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

19.                               THIRD PARTY RIGHTS

Except as provided in Clause 3.3(b) (Undertakings to the Security Trustee) it is agreed that otherwise than in circumstances where the requirements of this Deed with regard to assignments and transfers are satisfied, a person who is not a party to this Deed shall have no rights to enforce any of the terms or provisions of this Deed other than those it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into force.

20.                               HIGH YIELD TRUSTEE

20.1                        Reliance on Certificates

The High Yield Trustee(s) may rely without enquiry on certificates of the Security Trustee and the Senior Agent as to the matters certified therein.

20.2                        Liability

(a)                                  It is expressly understood and agreed by the parties that this Deed is executed and delivered by each High Yield Trustee not individually or personally but solely in its capacity as trustee in the exercise of the powers and authority conferred and vested in it under the High Yield Finance Documents for and on behalf of the High Yield Noteholders for which it acts as trustee and it shall have no liability for acting for itself or in any capacity other than as trustee and nothing in this Deed shall impose on it any obligation to pay any amount out of its personal assets. Notwithstanding any other provision of this Deed, its obligations hereunder (if any) to make any payment of any amount or to hold any amount on trust shall be only to make payment of such amount to or hold any such amount on trust to the extent that (i) it has actual knowledge that such obligation has arisen and (ii) it has received and, on the date on which it acquires such actual knowledge, has not distributed to the High Yield Noteholders for which it acts as trustee in accordance with the High Yield Indenture (in relation to which it is trustee) any such amount.

(b)                                  It is further understood by the parties that in no case shall any High Yield Trustee be (i) personally responsible or accountable in damages or otherwise to any other party for any loss, damage or claim incurred by reason of any act or omission performed or omitted by that High Yield Trustee in good faith in accordance with this Deed or any of the High Yield Finance Documents in a manner that such High Yield Trustee believed to be within the scope of the authority conferred on it by this Deed or any of the High Yield Finance Documents or by law, or (ii) personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of any other party, all such liability, if any, being expressly waived by the parties and any person claiming by, through or under such party; provided however, that each High Yield Trustee (or any successor High Yield Trustee) shall be personally liable under this Deed for its own gross negligence or wilful misconduct or for its breach of its covenants, representations and warranties contained herein, to the extent expressly covenanted or made in its individual capacity. It is also acknowledged that no High Yield Trustee shall have any responsibility for the actions of any individual Creditor or High Yield Noteholder (save in respect of its own actions).

20.3                        High Yield Trustee Direct Claims

Notwithstanding any other provision of this Deed, no provision of this Deed (including, without limitation, the provisions of Clause 4.2 (Suspension of Permitted Payments prior to the Senior Discharge Date), Clause 5 (Turnover), Clause 6.2 (Permitted Enforcement) and Clause 7 (Subordination on Insolvency)), shall alter or otherwise affect the rights and obligations of any High Yield Guarantor to make payments in respect of High Yield Trustee Direct Claims as and when the same are due and payable and receipt and retention by the relevant High Yield Trustee of the same or taking of any step or action by that High Yield Trustee in respect of its rights under the High Yield Finance Documents to the same.

20.4                        No Action

No High Yield Trustee shall have any obligation to take any action under this Deed unless it is indemnified to its satisfaction in respect of all costs, expenses and liabilities which it would in its opinion thereby incur.

20.5                        No Fiduciary Duty

No High Yield Trustee shall be deemed to owe any fiduciary duty to any Creditor (save in respect of such persons for whom it acts as trustee) and shall not be personally liable to any Creditor if it shall in good faith mistakenly pay over or distribute to any Creditor or to any other person cash, property or securities to which any other Creditor shall be entitled by virtue of this Deed or otherwise. With respect to the Creditors, each High Yield Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in the High Yield Finance Documents pursuant to which it acts as trustee and this Deed and no implied agreement covenants or obligations with respect to the other Creditors shall be read into this Deed against any High Yield Trustee.

20.6                        Provisions survive Termination

The provisions of this Clause 20 shall survive the termination of this Deed.

20.7                        Other Parties Not Affected

This Clause 20 is intended to afford protection to each of the High Yield Trustees only. No provision of this Clause 20 shall alter or change the rights and obligations as between the other parties to this Deed in respect of each other (other than any High Yield Trustee in its individual capacity in the case of Clause 20.3 (High Yield Trustee Direct Claims)).

20.8                        Notices of Representative

Each High Yield Trustee shall at all times be entitled to and may rely on any notice, consent or certificate given or granted by the Senior Agent, Security Trustee or Representative pursuant to the terms of this Deed without being under any obligation to enquire or otherwise determine whether any such notice, consent or certificate has been given or granted by the Senior Agent, Security Trustee or Representative properly acting as directed by the appropriate instructing group.

21.                               COUNTERPARTS

This Deed may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

22.                               GOVERNING LAW

This Deed is governed by, and shall be construed in accordance with, English Law.

23.                               JURISDICTION

23.1                        Courts of England

Each of the Obligors and the Subordinated Creditors irrevocably agrees for the benefit of each of the Senior Finance Parties and the High Yield Trustee that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Deed (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

23.2                        Waiver of Indemnity

Each of the Obligors and the Subordinated Creditors irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or appropriate forum.

23.3                        Service of Process

Each of the Obligors and the Subordinated Creditors which is not incorporated in England agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, in the case of any Obligor, to the Borrower at its registered office for the time being and by executing this Deed each such person accepts such appointment. If the appointment or appointments mentioned in this Clause 23.3 cease to be effective in respect of any of the Obligors or the Subordinated Creditors respectively, the relevant Obligor or Subordinated Creditor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Senior Agent shall be entitled to appoint such person by notice to the relevant Obligor or Subordinated Creditor. Nothing contained herein shall affect the right to serve process in any other manner permitted by Law.

23.4                        Proceedings in Other Jurisdictions

The submissions to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Senior Finance Parties or the High Yield Trustee or any of them to take Proceedings against any of the Obligors or Subordinated Creditors in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

23.5                        General Consent

Each of the Obligors and Subordinated Creditors hereby consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in such Proceedings.

23.6                        Waiver of Immunity

To the extent that any Obligor or Subordinated Creditor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgement or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Obligor or Subordinated Creditor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

IN WITNESS whereof this Deed has been executed and delivered as a deed by the parties hereto on the day and year first above written.

SCHEDULE 1

DEED OF ACCESSION

This Deed of Accession dated [          ] is supplemental to an intercreditor deed (the “Intercreditor Deed”) dated 13 April 2004, as amended and restated on [•] December 2009, between the Issuer, the Borrower, the Original High Yield Guarantor, the Original Facility Agent, the Original Security Trustee, the Original High Yield Trustee and the Senior Lenders (as may be further amended, supplemented, varied or novated from time to time).

Terms defined in the Intercreditor Deed shall have the same meaning when used in this Deed.

[Name of new Obligor /new Senior Agent/new Hedge Counterparty/new Hedge Obligor /new Security Trustee/new Senior Finance Party/new High Yield Trustee] of [address] hereby agrees with each other person who is or who becomes a party to the Intercreditor Deed in accordance with the terms thereof that with effect on and from the date hereof it will be bound by the Intercreditor Deed as [an Obligor/the Senior Agent/a Hedge Counterparty/a Hedge Obligor /a Security Trustee/a Senior Finance Party/a High Yield Trustee] as if it had been party to the Intercreditor Deed in such capacity.

Address for notices of [name of new Obligor etc.] for the purposes of Clause 14.2 (Delivery of Notices) of the Intercreditor Deed is:

Address:

Telephone Number:

Facsimile Number:

[Telex Number:]

[We have appointed [                           ] at [                 ] [(being the person named in Clause 23.3 (Service of Process) of the Intercreditor Deed as the process agent for each of the other Obligors/Subordinated Creditors)] as our process agent for the purposes of service of process pursuant to Clause 23.3 (Service of Process) of the Intercreditor Deed.]

This Deed is governed by and shall be construed in accordance with English Law.

IN WITNESS whereof this Deed of Accession has been executed as a deed by the party hereto, and is delivered on the date written above.

EXECUTED AND DELIVERED AS A DEED by

[Name of Party]

Countersigned in acceptance

By:

[            ]

Senior Agent

SCHEDULE 2

FORM OF DEFAULT NOTICE

From:                  [Deutsche Bank AG, London Branch]

as Senior Agent

/[name of Representative]

To                                 The Bank of New York Mellon

as High Yield Trustee for itself and for and on behalf of the High Yield Creditors which have appointed it as trustee

[           ]

as High Yield Trustee for itself and for and on behalf of the High Yield Creditors which have appointed it as trustee

cc:                                 Virgin Media Finance PLC

as Issuer

cc:                                 Virgin Media Investment Holdings Limited

as Borrower and Obligors’ Agent

cc:                                 Deutsche Bank AG, London Branch

as Security Trustee

We refer to the intercreditor deed (the “Intercreditor Deed”) dated 13 April 2004, as amended and restated on [•] December 2009, between the Issuer, the Borrower, the Original High Yield Guarantor, the Original Facility Agent, the Original Security Trustee, the Original High Yield Trustee, the Senior Lenders, the Intergroup Creditor and the Intergroup Debtor (as may be further amended, supplemented, varied or novated from time to time).

Terms defined in the Intercreditor Deed shall have the same meaning when used in this Default Notice.

Pursuant to Clause 4.2 (Suspension of Permitted Payments prior to the Senior Discharge Date) of the Intercreditor Deed, we hereby give you notice of the occurrence of the Senior Default(s), details of which are set out below, and confirm that:

(a)                                  all payments to the High Yield Creditors which would otherwise be permitted to be made pursuant to paragraphs (a) and (b) of Clause 4.1 (Permitted Payments prior to the Senior Discharge Date) of the Intercreditor Deed may no longer be made and shall not be made until the earliest date on which:

(x)                                   paragraph (a) of Clause 4.2 (Suspension of Permitted Payments prior to the Senior Discharge Date) does not apply; and

(y)           one of the following applies:

(i)                                     more than 179 days having elapsed from the date hereof or if earlier, where a Standstill Period is in effect at any time during that 179 day period, the date on which that Standstill Period expires;

(ii)                                  the relevant Senior Default has been cured or waived by the relevant Instructing Group, as the case may be, in writing or has ceased to exist;

(iii)                               whichever of the Senior Agent or the Representative has served this Default Notice by notice in writing to the High Yield Trustee, the Issuer and the Representative, cancels this Default Notice; or

(iv)                              the Senior Discharge Date occurs; and

(b)                                 all payments in respect of Intergroup Liabilities which would otherwise be permitted to be made pursuant to Clause 4.1 (Permitted Payments prior to the Senior Discharge Date) of the Intercreditor Deed may no longer be made and shall not be made other than with the prior written consent of the Instructing Group.

Details of Senior Default: [                                 ]

By:		.

For and on behalf of
[DEUTSCHE BANK AG, LONDON BRANCH]
as Senior Agent

By:		.

For and on behalf of
[name of Representative]

SCHEDULE 3

ADDRESS FOR NOTICES

Virgin Media Finance PLC

as Issuer and Intergroup Creditor for itself and for and on behalf of the Borrower and the Intergroup Debtor

Address:	Bartley Wood Business Park
Hook
Hampshire RG27 9UP

Deutsche Bank AG, London Branch
as Senior Agent on behalf of the Senior Finance Parties

Address:	[ ]

The Bank of New York Mellon
as High Yield Trustee

Address:	[ ]